Exhibit 99

Granite City Food & Brewery Receives Nasdaq Deficiency Letter

MINNEAPOLIS, November 15, 2011— Granite City Food & Brewery Ltd. (Nasdaq:GCFB) announced today that on November 14, 2011 it received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market notifying the Company that it is not in compliance with the continued listing rules of the Nasdaq Capital Market.  The letter stated that the Company’s stockholders’ equity as reported in its Form 10-Q for the period ended September 27, 2011 fell below the minimum stockholders’ equity requirement of $2,500,000 as set forth in Nasdaq Listing Rule 5550(b)(1).  As of September 27, 2011, the Company reported stockholders’ equity of $2,232,409.

Under Nasdaq Listing Rules, the Company has 45 calendar days from November 14, 2011 to submit a plan to regain compliance.  If Nasdaq accepts the plan, it may grant an extension of up to 180 calendar days from November 14, 2011 to regain compliance.  If Nasdaq does not accept the plan, the Company will have the opportunity to appeal that decision to a Hearings Panel.  The Company is currently evaluating various courses of action to regain compliance with the continued listing rules and intends to timely submit a plan to Nasdaq.  The Company’s plan may include the sale of additional equity securities and plans to attain improved operating performance.

About Granite City Food & Brewery Ltd.

Granite City Food & Brewery Ltd. is a modern American restaurant and brewery. Everything served at Granite City is made fresh on site using high quality ingredients, including Granite City’s award-winning signature line of craft beers. The extensive menu features moderately priced favorites served in generous portions. Our attractive price point, high service standards, and great food and beer combine for a memorable dining experience. Granite City Food & Brewery Ltd. opened its first restaurant in St. Cloud in 1999 and currently operates 26 Granite City restaurants and one Cadillac Ranch restaurant across 11 states.  In November 2011, Granite City announced a proposed acquisition of the assets of six additional Cadillac Ranch restaurants in Florida, Pennsylvania, Maryland and Indiana.  Those asset acquisitions are subject to financing requirements and other conditions.  Also previously announced were plans to upgrade and expand four existing restaurants and the construction of a new Granite City in Troy, Michigan. Additional information about Granite City Food & Brewery can be found at the company’s website (www.gcfb.net).

Forward-Looking Statements

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, our ability to continue funding our operations and meet our debt service obligations, and the risks and uncertainties described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2011.

Contact: James G. Gilbertson

Chief Financial Officer

(952) 215.0676